FROM:	CONTACT:
SITEL Corporation	Bill Sims, Investor Relations
7277 World Communications Drive	402-963-6810
Omaha, NE 68122

FOR IMMEDIATE RELEASE

SITEL CORPORATION REPORTS FOURTH QUARTER 2005 PRELIMINARY RESULTS

Omaha, NE—March 14, 2006—SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, announced today preliminary financial results for the fourth quarter and year ended December 31, 2005.

On March 3, 2006, the Company announced that a restatement for the fiscal years 2000 through 2004 and potentially for the first three quarters of 2005 will be required to correct accounting errors at one of the Company’s international subsidiaries. The results discussed in this earnings release are subject to the completion of the restatement and therefore are considered preliminary. The preliminary results and historic comparables included in today’s announcement reflect the effect of the restatement portion currently identified by the Company as part of its ongoing review. Please refer to the end of this release for a comparison of the restated preliminary results to those originally reported.

Summary of preliminary results:

•      Revenue of $290.8 million in the fourth quarter of 2005 increased 19.8% over the fourth quarter of 2004.

•      Revenue for the total year 2005 of $1.04 billion increased 8.5% over 2004 revenue of $956.4 million.

•      Fourth quarter GAAP operating margin of 2.7%, or a 4.3% operating margin when excluding asset impairment and restructuring, improved from a negative 7.3% in the fourth quarter of last year. (see attached table for all GAAP reconciliations)

•      Fourth quarter GAAP net income of $ 2.2 million or $0.03 per share compared to a net loss of $32.5 million or a loss $0.44 per share in the fourth quarter of 2004. Excluding asset impairment and restructuring, fourth quarter 2005 net income of $6.9 million or $0.09 per share compared to a net loss of $15.5 million or a loss of $0.21 per share in the fourth quarter of 2004. (see attached table for all GAAP reconciliations)

•      Full year 2005 GAAP net income of $5.0 million or $0.07 per share for the full year 2005 compared to a net loss of $27.7 million or a net loss of $0.38 per share for the full year 2004. In 2005, excluding asset impairment and restructuring, net income of $11.6 million or $0.16 per share compared to a net loss of $10.7 million or a loss of $0.15 per share for the full year 2004. (see attached table for all GAAP reconciliations)

•      The fourth quarter and total year 2005 included an asset impairment and restructuring charge of $4.6 million and $6.6 million, respectively.

Commenting on the fourth quarter results, Jim Lynch, Chairman and Chief Executive Officer of SITEL Corporation, stated, “We are pleased with our performance in the fourth quarter.

We met our previously announced guidance and more importantly achieved our operating margin goal. 2005 was a transition year for the Company where we focused our efforts on continued revenue growth and initiatives that would deliver sustainable long-term profitable growth. Through this process our entire team has been diligently working to identify and fix previous problem areas and reduce our cost structure mainly in Europe. With the bulk of these efforts complete, we expect to fully realize the benefits throughout 2006. In addition, we expect those previously under-performing business units to continue their turnaround, and for the first time in many years contribute positively to our profitability going forward. These changes combined with many new client wins and very strong momentum in our sales pipeline continue to re-affirm my conviction in our business model.”

Highlights for the fourth quarter of 2005

North America delivered in the fourth quarter of 2005 a revenue increase of $37.2 million or 31% to $155.9 million from $118.7 million in the fourth quarter of 2004. Revenue was higher in all vertical market business units in North America, with Consumer growing the fastest due, in large part, to a government contract’s peak volumes and the Financial Services business units growing revenue by double-digit percentage. Partially offsetting this growth was lower revenue in the Collections business compared to last year. Increased workstation utilization from the increased revenue and a larger mix of higher margin offshore revenue helped many business units in North America improve their operating margins in the fourth quarter of 2005 compared to the year earlier period. North America vertical market business unit operating margins improved significantly over the fourth quarter 2004 reflecting the government contract in the Consumer business unit, volume increases in the Telecom and Financial Services business units, and a significant operating margin improvement in the Insurance business unit from a loss in the fourth quarter 2004 to profitability on new client expansion into existing capacity. In addition, North America offshore operations continue to expand and diversify the client base.

For business units in Europe, revenue in the fourth quarter of 2005 increased to $109.2 million from revenue of $105.1 million in the fourth quarter of last year. The Company continues to grow operations from multi-national clients including Mobistar in Belgium, Page Jaunes in France, Iberia Airlines, BenQ Mobile, Cisco Linksys, and LG Electronics across a number of European markets as well as the continued development of a successful relationship with Vodafone in Spain. These new contracts highlight the diversity of the revenue base. Increased revenue in the Spain, Germany, France, Netherlands, and Portugal business units were partially offset by lower revenue in UK, Belgium and the Nordics. The fourth quarter 2005 results of Europe include over $2 million related to severance expense, software depreciation expense acceleration and other costs related to transitioning clients as part of the restructuring efforts. These costs are reflected in direct labor and telecommunication expense and in operating, selling and administrative expense. Excluding these expenses, operating margins in Europe improved between the fourth quarter of 2004 and the current quarter. The turnaround in margin performance reflects the successful efforts of the company’s restructuring, which began in the fourth quarter 2004 and continues to gain traction with both the additional restructurings in the third and fourth quarters of 2005 and continued strength in the current pipeline.

—more—

The Company believes its long-term strategy to be the largest and most integrated global provider for clients is validated by its ability to realign European operations, while expanding the network infrastructure in a more cost effective manner and hence be successful in the decision to remain in Europe when many competitors have exited. Between France, the UK, and the Nordics businesses, operating income improved over $10 million annualized between fourth quarter of 2004 and fourth quarter of 2005. The Company expects continued improvement in these same three businesses in 2006 as the second half of 2005 restructurings take hold and the pipeline of both onshore and offshore continues to build. The larger business units in Spain and Germany continue to lead the industry in market share gains and offshore initiatives. In Spain we continue to be the leading outsource provider and are now the industry innovator in offshore solutions.

For the Singapore, Australia and New Zealand business units, revenue in the fourth quarter of 2005 increased by 8.7% to $13.1 million from $12.1 million in fourth quarter of 2004. Operating margins also improved primarily due to the turnaround efforts in our Singapore business unit with several new wins and the continued strength of our Business Process Outsourcing relationships in Asia. In the fourth quarter of 2005 the Australian business unit commenced operations of its first offshore client by providing services from the Philippines. The new offering demonstrates the increased value of SITEL’s real-time global platform to multinational clients and our ability to leverage our offshore assets utilizing time zone effectiveness with our footprint and extensive client relationship presence across the globe.

Revenue in the fourth quarter of 2005 from business units in Latin America, excluding unconsolidated joint ventures, increased $5.7 million or 83% to $12.7 million from $6.9 million in the fourth quarter of 2004. Our unconsolidated joint ventures also continue to expand with notable performances in Colombia where we have grown to 22 clients, doubling in size over last year. The Mexico joint venture was awarded a contract from a large U.S. client for U.S. Hispanic customer support and has positioned itself as a strong player in the near shore marketplace for the U.S. Hispanic market. Total seats in our Colombia and Mexico unconsolidated joint venture rose to over 2650 in the fourth quarter. The Panama business unit continues its strong revenue and profitable growth. Panama grew its business by 100% in the fourth quarter of 2005 compared to the year earlier period in part due to offshore opportunities from the Spain business unit and the continued strength of U.S. demand. With its Latin American footprint combined with its market leader position in Spain, SITEL is well placed to benefit from the growing trend towards Offshoring to Latin America. The Company recently started business in Argentina and is planning on opening a site in Chile as part of the Spain offshore strategy.

In response to client demands for continued innovation and a growing interest in new customer oriented solutions, SITEL repositioned itself to address these demands. The core delivery business continues to be SITEL Services. The other two business groups are SITEL Systems and SITEL Solutions, which are also focused on leading the industry. SITEL Systems will continue to provide technology, networking infrastructure and IT services to the core business as well as selling its specialist contact center IT solutions and know-how to third parties, and SITEL Solutions will bring new solutions and transformational thinking to existing and new client relationships.

Mr. Lynch further commented, “Industry conditions have been improving as excess capacity is being rationalized from a combination of added demand and the reduction of workstations in home country markets. SITEL is benefiting from improved industry conditions and continues to expand its core business with value added services derived from unbundling services and selling them as products. The SITEL Solutions group, which is a global team of expert employees focused on enhancing value and cross selling transformational solutions and additional services to our global clients, are harvesting the best practices and applying them to solutions designs and process management. By continuing to service clients with our SITEL Services core business, providing sophistication through our Solutions group and leveraging our IT infrastructure and offerings through our SITEL Systems group, I am confident our strategies will lead the industry and realize stronger profitable growth in 2006 and beyond.”

Outlook

For the first quarter of 2006, the Company expects revenue to be within a range of $260 million to $270 million and earnings from $0.03 per share to $0.05 per share. The earnings per share outlook for the first quarter of 2006 compares favorably to last year’s first quarter EPS of $0.02 and the first quarter of 2006 revenue is up from last year’s first quarter revenue of $251.2 million, despite the end of the Company’s largest contract with General Motors. The first quarter of 2006 revenue and EPS outlook is down sequentially from the fourth quarter as a result of the planned expiration of the General Motors contract at the end of 2005 and reduced volumes from a government contract in North America. These decreases are expected to be partly offset by a strong pipeline, by benefits realized from profit improvement initiatives in North America and Europe, and from improvements in the Collections business unit. The Company expects capital expenditures to be between $6 million and $9 million in the first quarter of 2006.

For the full year 2006, the Company expects revenue to be in a range of $1 billion to $1.1 billion and earnings from $0.30 per share to $0.33 per share. The significant improvement in earnings per share is mainly the result of several factors which among others include the turnaround of underperforming business units in Europe, the improvement of the Collections business, higher utilization in North America lead by the Insurance business unit, rapid expansion offshore from new business in Spain, France and English speaking countries, higher client retention and higher margins from our SITEL Solutions group, and the focus on the SMB (small medium business) market. In addition, continued incremental benefits are expected from various profit improvement initiatives, which began in 2005 that include IT consolidation, a telecom on-demand usage model and various back office initiatives.

The above comments are based on current expectations and exclude any non-recurring items.

Mr. Lynch commented, “Even with our stepping away from servicing the large General Motors contract, we project revenue for 2006 to be higher than revenue in 2005. Our pipeline is stronger than it has been in the last three years and our continued focus on the quality of service we are delivering to our clients is driving expanded business from existing customers and new client wins.”

The preliminary results and historic comparables included in today’s announcement reflect the effect of the restatement portion currently identified by the Company as part of its ongoing review. Current estimates of the restatements required may need to be adjusted, perhaps materially, when the restated financial statements are filed. While the results reported today are unaudited, SITEL believes that these results accurately reflect, in all material respects, the results based on current information and on the portion of the restated adjustments that have been identified to date.

Effects of the preliminary restatement

Although the review is not complete, the preliminary results and historical comparables included in today’s announcement reflect the effect of the restatement portion currently identified by the Company as part of its ongoing review. Because the restatement is not yet completed, the expected impact of the restatement contained herein is preliminary and subject to a final review by management and the audit committee of the Board of Directors and an audit by our independent registered public accountants.

Three months ended December 31, 2004:

The effects of the adjustments identified to date, will reduce earnings in the fourth quarter of 2004 by $0.3 million. These adjustments reflect an increase in operating, selling and administrative expenses of $0.2 million (from the previously reported $81.3 million to the restated $81.5 million) resulting primarily from additional depreciation as well as penalties from the failure to remit certain municipal taxes and an increase in interest expenses of $0.2 million (from the previously reported $3.3 million to the restated $3.5 million) resulting primarily from the failure to remit certain municipal taxes.

Twelve months ended December 31, 2004:

The effects of the adjustments identified to date, will reduce earnings for the year ended December 31, 2004 by $1.1 million. These adjustments reflect an increase in operating, selling and administrative expenses of $0.6 million (from the previously reported $312.9 million to the restated $313.5 million) resulting primarily from additional depreciation as well as penalties from the failure to remit certain municipal taxes and an increase in interest expenses of $0.5 million (from the previously reported $12.7 million to the restated $13.2 million) resulting primarily from the failure to remit certain municipal taxes.

Nine months ended September 30, 2005:

The effects of the adjustments identified to date, will reduce earnings for the first nine months of 2005 by $0.8 million. These adjustments reflect an increase in operating, selling and administrative expenses of $0.4 million (from the previously reported $241.1 million to the restated $241.5 million) resulting primarily from additional depreciation as well as penalties from the failure to remit certain municipal taxes and an increase in interest expenses of $0.4 million (from the previously reported $9.2 million to the restated $9.6 million) resulting primarily from the failure to remit certain municipal taxes.

As a result of the ongoing reviews, the Company will be required to delay the filing of its

2005 Annual Report on Form 10-K, which is due March 16, 2006, in order to allow for the Company and Audit Committee’s evaluation of these issues, to be concluded and for its external auditors to complete an audit of the Company’s financial statements.

Conference Call

SITEL executive management will host a conference call to discuss fourth quarter 2005 financial results tomorrow, March 15, 2006 at 8:30 a.m. ET. To participate, for domestic callers, please dial 1-888-276-0010 and for international callers, please dial 1-612-332-0630. Replay of the conference call will be available in the U.S. by dialing (800) 475-6701 and International by dialing (320) 365-3844  (Access Code) 819347, starting at 12:00 p.m. ET on March 15, 2006 and will play for seven days. The conference call will be simulcast live on the Internet via SITEL’s web site at www.sitel.com. Replay will be available for seven days.

About SITEL

SITEL, a leading global provider of contact center services, empowers companies to grow by optimizing contact center performance and unlocking customer potential. SITEL designs, builds and manages multi-channel contact centers to enhance company performance and growth. SITEL manages nearly 2 million customer contacts per day via the telephone, web, e-mail, fax and traditional mail. SITEL employees operate contact centers in 26 countries, offering services in 32 languages and dialects. Please visit SITEL’s website at www.sitel.com for further information.

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The words “expects,” “anticipates”, “will,” and similar expressions in this news release identify forward-looking statements, which speak only as of the date the statement is made. SITEL assumes no obligation to update any such forward-looking statement. Although SITEL believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties, future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Important factors that could cause actual results to differ materially from SITEL’s expectations may include, but are not limited to the following, many of which are outside SITEL’s control: results of the continuing review into the irregularities, client budgets and plans, effectiveness of cost control initiatives, effectiveness of revenue enhancement initiatives, delays in approving new contact center initiatives or in moving forward with previously approved initiatives, terms of final contracts to be completed with clients, ability to negotiate contracts on acceptable terms, contract termination provisions, delays in ramp up of services, customer demand for client products and services, the demand for off-shore services, delays in securing necessary regulatory approvals, licenses, leases, personnel, services and equipment for new facilities, competitive pressures in SITEL’s and its clients’ industries and in local markets, reliance on major clients, subcontractors and strategic partners, mergers and restructurings involving clients or prospective clients, industry regulation, reliance on telecommunications and computer technology, unanticipated labor, contract or technical difficulties, general and local economic trends and conditions, the effects of leverage, currency translation, uncertainties of litigation, risks associated with operating a global business, and dependence on credit availability and credit market conditions. SITEL’s Form 10-K, 10-Q and 8-K reports filed with the Securities and Exchange Commission describe other important factors that may impact SITEL’s business, results of operation and financial condition and cause actual results to differ materially from those set forth in, contemplated by or underlying the forward-looking statements.

SITEL CORPORATION AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(PRELIMINARY AND UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
		As restated	As restated	As restated

Revenue	$290,849	$242,866	$1,037,815	$956,443

Operating expenses:
Direct labor and telecommunications expenses	175,787	149,520	629,317	574,910
Subcontracted and other services expenses	13,841	12,488	51,649	50,726
Operating, selling and administrative expenses	88,817	81,506	330,227	313,539
Asset impairment and restructuring expenses	4,610	16,993	6,617	16,993
Total operating expenses	283,055	260,507	1,017,810	956,168

Operating income (loss)	7,794	(17,641)	20,005	275

Other income (expense):
Interest expense	(3,269)	(3,464)	(12,885)	(13,196)
Interest income	155	197	559	591
Equity in earnings (loss) of affiliates	407	313	722	681
Other income (expense), net	(555)	(192)	(533)	(654)
Total other expense, net	(3,262)	(3,146)	(12,137)	(12,578)

Income (loss) before income taxes and minority interest	4,532	(20,787)	7,868	(12,303)

Income tax expense (benefit)	1,583	11,429	592	14,679
Minority interest	704	278	2,248	734

Net income (loss)	$2,245	$(32,494)	$5,028	$(27,716)

Weighted average common shares outstanding:
Basic	74,586	73,720	74,137	73,684
Diluted	74,989	73,720	74,466	73,684

Earnings per share:
Basic	$0.03	$(0.44)	$0.07	$(0.38)
Diluted	$0.03	$(0.44)	$0.07	$(0.38)

SITEL Corporation

Revenue Statistics - Fourth Quarter 2005 Earnings Release

(Unaudited)

% of Total Revenue	2004	Q1 05	Q2 05	Q3 05	Q4 05	2005

Customer Acquisition	20.3%	17.4%	16.1%	15.1%	14.4%	15.7%
Customer Care	54.7%	57.1%	60.4%	61.7%	65.1%	61.2%
Technical Support	16.4%	18.0%	17.6%	16.9%	15.1%	16.9%
Risk Management	6.6%	6.3%	5.5%	5.4%	4.6%	5.4%
Other	2.1%	1.3%	0.5%	0.9%	0.8%	0.8%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Geographic Mix

% of Total Revenue	2004	Q1 05	Q2 05	Q3 05	Q4 05	2005

North America	51.1%	48.9%	47.7%	49.4%	53.7%	50.1%
Europe	41.4%	42.9%	42.2%	39.1%	37.5%	40.3%
Asia Pacific	4.5%	4.9%	5.7%	6.1%	4.5%	5.3%
Latin America	3.0%	3.2%	4.4%	5.4%	4.3%	4.3%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

Industry Mix

% of Total Revenue	2004	Q1 05	Q2 05	Q3 05	Q4 05	2005

Insurance	6.6%	6.1%	5.9%	5.9%	5.7%	5.9%
Financial Services	16.6%	17.2%	17.1%	17.8%	16.0%	17.0%
Consumer Products	21.7%	19.7%	21.4%	21.1%	19.7%	20.5%
Technology	26.9%	26.3%	25.8%	24.1%	22.0%	24.4%
Energy and Utilities	7.7%	7.5%	7.5%	7.6%	7.2%	7.4%
Telecommunications, ISP, and Cable	15.1%	18.6%	19.9%	20.1%	18.8%	19.3%
Other	5.5%	4.6%	2.3%	3.4%	10.6%	5.5%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%

SITEL CORPORATION AND SUBSIDIARIES
Reconciliation of Operating Results as Adjusted
Preliminary and Unaudited
(In thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004
		As restated	As restated	As restated

Operating Income (Loss)
Results as reported under U.S. GAAP	$7,794	$(17,641)	$20,005	$275
Less: Reconciling items (a)	(4,610)	(16,993)	(6,617)	(16,993)
Operating income (loss) as adjusted (a non-GAAP measure)	$12,404	$(648)	$26,622	$17,268

Net Income (Loss)
Results as reported under U.S. GAAP	$2,245	$(32,494)	$5,028	$(27,716)
Less: Reconciling items (a)	(4,610)	(16,993)	(6,617)	(16,993)
Net income (loss) as adjusted (a non-GAAP measure)	$6,855	$(15,501)	$11,645	$(10,723)

Weighted averages common shares outstanding:
Basic	74,586	73,720	74,137	73,684
Diluted	74,989	73,720	74,466	73,684

Earnings (loss) per common share
As reported:
Basic	$0.03	$(0.44)	$0.07	$(0.38)
Diluted	$0.03	$(0.44)	$0.07	$(0.38)

As adjusted:
Basic	$0.09	$(0.21)	$0.16	$(0.15)
Diluted	$0.09	$(0.21)	$0.16	$(0.15)

The schedule above provides a reconciliation of the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), to the results of operations, as adjusted (non-U.S. GAAP).

(a) Three months and twelve months ended December 31, 2005, reflects the restructuring charges of $4.6 million and $6.6 million, respectively. Three months and twelve months ended December 31, 2004, reflects the restructuring charges of $9.3 million and the goodwill impairment of $7.7 million.

Non-GAAP Measures:  The amounts shown above in the Operating Income (Loss) As Adjusted, Net Income (Loss) As Adjusted and Earnings (Loss) per Common Share As Adjusted are non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Because of the nature of restructuring and asset impairment charges, the Company believes that the supplemental non-GAAP financial measures presented above may help investors and other users of the Company’s financial information to understand aspects of the Company’s operating income (loss) and net income (loss) that may not be apparent from the reported GAAP results. The non-GAAP financial measures presented above are not a substitute for the Company’s reported GAAP information.

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